Exhibit (b)(ii)
August 29, 2005
EGL, Inc.
15350 Vickery Drive
Houston, Texas 77032

Attention:	Elijio V. Serrano
Chief Financial Officer

Re:	Bridge Commitment Letter for Project Nest
Dear Mr. Serrano:
You have advised Banc of America Securities LLC (“BAS”) that you intend to enter into a transaction in which EGL, Inc. (“you” or the “Company”) would repurchase common stock of the Company for not more than $250.0 million, 100% of which will be provided in cash (the “Stock Repurchase”). You have also advised BAS that at this time (a) you intend to finance the Transaction (as defined below) and the costs and expenses related to the Transaction from the following sources: (i) up to $150.0 million of alternative debt financing (the “Alternative Debt Financing”); and (ii) borrowings under a senior credit facility of up to $250.0 million (the “Senior Credit Facility”); and (b) you require a commitment for a senior loan of $150.0 million which would be available to the Company under a bridge credit facility (the “Bridge Facility”), the proceeds of which would be used to finance in part the Transaction and the related costs and expenses in the event the Alternative Debt Financing is not consummated prior to or concurrently with the Stock Repurchase. The Stock Repurchase, the entering into and funding of the Bridge Facility, if required, the Alternative Debt Financing, the Senior Credit Facility (and any bridge to the Senior Credit Facility, if required), and all related transactions are hereinafter collectively referred to as the “Transaction.”
In connection with the foregoing, Banc of America Mezzanine Capital LLC (“BAMC” and together with BAS, “BofA” or “us”) is pleased to advise you of its commitment to provide 100% of the full principal amount of the Bridge Facility, if required, all upon and subject to the conditions set forth in this Letter Agreement and in the summary of terms attached as Exhibit A hereto (the “Summary of Terms”) and its willingness to act as the sole administrative agent through itself or one of its affiliates (in such capacity, the “Administrative Agent”) for the Bridge Facility.
You hereby agree that, effective upon your acceptance of this Letter Agreement and continuing through the later of (x) the date that the Bridge Facility is closed and (y) the Alternative Debt Financing is closed, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any credit facility, bridge loan, debt securities or other financing similar to or as a replacement of the Bridge Facility, the Alternative Debt Financing and the Senior Credit Facility, unless the Stock Repurchase does not proceed or is abandoned, or this Letter Agreement is terminated or it expires, or unless BofA does not offer to provide such financing or services on reasonable, customary or competitive terms.

August 29, 2005
Mr. Elijio V. Serrano
EGL, Inc.

BAS reserves the right to engage the services of its affiliates to furnish the services, or to perform the obligations, contemplated hereby and to allocate any fees payable to us as we and our affiliates may agree in our sole discretion. The undertaking of BofA to provide the services described herein is subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to BofA: (a) the accuracy and completeness in all material respects of all representations that you and your affiliates make to BofA and your compliance with the terms of this Letter Agreement; (b) the negotiation, execution and delivery of definitive documentation for the Bridge Facility consistent with the Summary of Terms and otherwise reasonably satisfactory to BAMC and (c) no change, occurrence or development shall have occurred or become known to BofA since December 31, 2004 not previously disclosed to BofA or in the Company’s public filings with the SEC on or prior to the date of this Letter Agreement that could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of you and your subsidiaries, taken as a whole.
You hereby represent, warrant and covenant that all written information, other than the Projections (defined below), that has been or is hereafter made available to BofA by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Stock Repurchase (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to BofA by you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by the preparer to be reasonable at the time made. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Bridge Facility or the Alternative Debt Financing (the “Closing Date”) so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date. In issuing this commitment, BofA is and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to BofA are hereinafter referred to as the “Transaction Materials.”
By executing this Letter Agreement, you agree to reimburse BofA from time to time on demand for all reasonable out-of-pocket fees and expenses for which reasonably satisfactory documentation is provided to you (including, but not limited to, (a) the reasonable fees, disbursements and other charges of BofA, Winstead Sechrest & Minick P.C., as counsel to BAMC as the Administrative Agent on the Bridge Facility and (b) reasonable due diligence expenses) incurred in connection with the Bridge Facility and Alternative Debt Financing, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.
You agree to indemnify and hold harmless BofA and its affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Bridge Facility, the Alternative Debt Financing, the Senior Credit Facility

August 29, 2005
Mr. Elijio V. Serrano
EGL, Inc.

and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from any Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from any Indemnified Party’s gross negligence or willful misconduct. It is further agreed that BofA and its affiliates shall only have liability to you (as opposed to any other person) and that such liability shall only arise to the extent damages have been caused by a breach of BofA’s obligations hereunder to negotiate in good faith definitive documentation for the Bridge Facility on the terms set forth herein as determined in a final non-appealable judgment by a court of competent jurisdiction.
Neither BofA nor any other Indemnified Party may, without your prior written consent (which will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment to any pending or threatened claim, action or proceeding (an “Action”) in respect of which indemnification may be sought hereunder. Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an Action or notice of the commencement of an Action, such Indemnified Party will, if a claim in respect thereof is to be made against you pursuant hereto, promptly notify you in writing of the same; provided, however, that any delay or failure to give such notice shall not prejudice the rights of the Indemnified Party to be indemnified hereunder except to the extent that you are actually prejudiced by such delay or failure. In case any such Action is brought against any Indemnified Party, you may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. An Indemnified Party may retain separate counsel to participate in the defense of any such Action, which shall be at its own expense. In no event shall you be required to pay fees and expenses for more than one firm of attorneys representing all of the persons entitled to indemnification hereunder (in addition to local counsel). Notwithstanding the foregoing, if the defendants in any Action include both the Company and BofA and BofA has reasonably concluded that a conflict may arise between the positions of the Company and BofA in conducting the defense of any such action or that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Company, BofA shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on its behalf and Company shall reimburse BofA for the reasonable fees, disbursements and other charges of such counsel to the extent set forth in the immediately preceding paragraph.
This Letter Agreement and the contents hereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that after your acceptance of this Letter Agreement, you may disclose this Letter Agreement in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Further, BofA and its affiliates shall, following completion of the Transaction, be permitted to use information related to the arrangement of the Bridge in connection with marketing, press

August 29, 2005
Mr. Elijio V. Serrano
EGL, Inc.

releases or other transactional announcements or updates provided to investor or trade publications. BofA hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow BofA to identify you in accordance with the Patriot Act.
You acknowledge that BofA or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. BofA agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will keep confidential information relating to you and your and its respective affiliates confidential and treat it with the same degree of care as they treat their own confidential information. BofA further advises you that it will not make available to you confidential information that they have obtained or may obtain from any other customer. You agree that BofA is permitted, solely in connection with the services and transactions contemplated hereby, to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives for which BofA remains responsible for compliance with the confidentiality provisions hereof by the parties to whom disclosure is made any information concerning you, or any of your or its respective affiliates that is or may come into the possession of BofA or any of such affiliates.
In connection with all aspects of each transaction contemplated by this Letter Agreement, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (i) the Bridge Facility, the Alternative Debt Financing and any related arranging or other services described in this Letter Agreement is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and BofA, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Letter Agreement; (ii) in connection with the process leading to such transaction, BofA is and has been acting solely as a principal and is not the agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) BofA has not assumed and will not assume an agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether BofA has advised or is currently advising you or your affiliates on other matters) and BofA has no any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Letter Agreement; (iv) BofA and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and BofA and its affiliates have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) BofA has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.
The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Bridge Facility or the Alternative Debt Financing shall be executed and delivered, and notwithstanding the termination of this Letter Agreement or any commitment or undertaking of BofA hereunder.
This Letter Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Letter Agreement by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

August 29, 2005
Mr. Elijio V. Serrano
EGL, Inc.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you and BofA hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Letter Agreement, the Transaction and the other transactions contemplated hereby and thereby or the actions of BofA and its affiliates in the negotiation, performance or enforcement hereof. The commitments and undertakings of either party may be terminated by the other party if either of us fails to perform its obligations under this Letter Agreement on a timely basis.
This Letter Agreement embodies the entire agreement and understanding among BofA, you and your affiliates with respect to the Transaction and supersedes all prior agreements and understandings relating to the subject matter hereof. However, please note that the terms and conditions of the undertaking of BofA hereunder are not limited to those set forth herein. Those matters that are not covered or made clear herein are subject to mutual agreement of the parties. No party has been authorized by BofA to make any oral or written statements that are inconsistent with this Letter Agreement.
This Letter Agreement is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
This Letter Agreement and all commitments and undertakings of BofA hereunder will expire at 5:00 p.m. (New York City time) on August 30, 2005, unless you execute this Letter and return it to us prior to that time. Thereafter, all commitments and undertakings of BofA hereunder will expire on the earliest of (a) October 31, 2005, unless the Closing Date occurs on or prior thereto, (b) the closing of the Stock Repurchase without the use of the proceeds of Bridge Facility and (c) receipt by BofA of written notice from the Company that it will not proceed with the Stock Repurchase and will not require the financings contemplated hereby.

August 29, 2005
Mr. Elijio V. Serrano
EGL, Inc.

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, BANC OF AMERICA MEZZANINE FINANCE LLC
By:	/s/ Stephen T. Monahan
	Name:	Stephen T. Monahan
	Title:	President

BANC OF AMERICA SECURITIES LLC
By:	/s/ Scott Dolgoff
	Name:	Scott Dolgoff
	Title:	Principal

THE PROVISIONS OF THIS COMMITMENT
LETTER ARE ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:
EGL, INC.

By:	/s/ Elijio V. Serrano
	Name:	Elijio V. Serrano
	Title:	Chief Financial Officer